Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

ALTA PARENT CORP.,

ALTA ACQUISITION CORP.

and

1-800 CONTACTS, INC.

Dated as of June 3, 2007

i

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	32
Acquisition Proposal	32
Adverse Recommendation Change	33
Affiliate	48
Agreement	1
Alternative Financing	39
Antitrust Division	37
Beneficial Owner	48
Beneficially Owned	48
Board	1
Book-Entry Shares	5
Business Day	48
Certificate of Merger	2
Certificates	5
Closing	2
Closing Date	2
Code	14
Common Stock	3
Company	1
Company Disclosure Schedule	7
Company Employees	14
Company Plans	14
Company Representatives	31
Company Requisite Vote	10
Company Securities	9
Contract	10
Control	48
Controlled	48
Controlled By	48
Costs	35
Current Premium	36
Debt Financing	24
Debt Financing Commitments	24
DGCL	1
Dissenting Shares	4
Effective Time	2
Environmental Laws	19
Environmental Permits	19
Equity Financing	24
Equity Financing Commitments	24
Equity Incentive Consideration	4
Equity Incentives	4
ERISA	13
Exchange Act	10
Expenses	45
Financial Advisor	17
Financing	24
Financing Commitments	24

FTC	37
Generally Accepted Accounting Principles	48
Governmental Entity	10
Guarantor	50
Guaranty	50
HSR Act	10
Indemnified Parties	35
IRS	14
Knowledge	48
Licenses	11
Material Adverse Effect	7
Material Contract	20
Materials of Environmental Concern	19
Merger	1
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	14
New Debt Commitments	39
New Plan	34
Non-Disclosure Agreement	49
Option	3
Option Consideration	3
Parent	1
Parent Disclosure Schedule	22
Paying Agent	5
Permitted Liens	16
Person	49
Proxy Statement	17
Representatives	31
Restricted Stock	4
Restricted Stock Consideration	4
Sarbanes-Oxley Act	12
SEC	11
SEC Reports	11
Securities Act	11
Shares	3
Specified Sections	42
Stock Incentive Plans	3
Stockholders Meeting	30
Subsequent Transaction	45
Subsidiary	49
Superior Proposal	32
Surviving Corporation	1
Tax Return	17
Taxes	16
Termination Date	43
Termination Fee	45
Under Common Control With	48

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2007 (this “Agreement”), among Alta Parent Corp., a Delaware corporation (“Parent”), Alta Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and 1-800 Contacts, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are entering into a Support Agreement with Parent and Merger Sub;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
THE MERGER

SECTION 1.1.   The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2.   Closing; Effective Time.   Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 200 East Randolph Drive, Chicago, Illinois, as soon as practicable, but in no event later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree; provided, however, that if the Closing Date would otherwise occur at any time from and including August 24, 2007 to and including September 5, 2007, the Closing Date may be deferred by Parent or the Company until September 6, 2007. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

SECTION 1.3.   Effects of the Merger.   From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.   Certificate of Incorporation; Bylaws.

(a)   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (other than provisions relating to the name, incorporator or registered agent, which shall not be amended), and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b)   The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

SECTION 1.5.   Directors.   Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

SECTION 1.6.   Officers.   The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II.
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1.   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)   Each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3(a)) and Shares referred to in Section 2.1(b)) shall be converted into the right to receive $24.25 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding Taxes;

(b)   Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2.   Options; Restricted Stock Units.

(a)   As soon as reasonably practicable following the execution date of this Agreement, the Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are necessary (and such other resolutions or actions, if any, in connection therewith as it may deem appropriate) to provide that, as of the Effective Time (x) the Company shall terminate its Amended and Restated 2004 Stock Incentive Plan and its Amended and Restated 1998 Incentive Stock Option Plan (collectively, the “Stock Incentive Plans”) and (y) by virtue of the Merger, without any further action on the part of any holder of any Equity Incentive:

(i)    each option (an “Option”) to purchase Shares, whether granted pursuant to the Stock Incentive Plans or otherwise, that is outstanding as of the Effective Time, whether vested or unvested, shall be canceled, with the holder of each such Option becoming entitled to receive an amount in cash (the “Option Consideration”) equal to the product of (A) the number of Shares subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option, less any required withholding Taxes; and

(ii)   each share of restricted stock (“Restricted Stock” and, together with the Options, the “Equity Incentives”), whether granted pursuant to the Stock Incentive Plans or any other written agreement with the Company, that is vested and outstanding as of the Effective Time, and each share of Restricted Stock that is unvested as of the Effective Time and whose vesting is, by its terms, accelerated to the Effective Time as a result of the transactions contemplated hereby, shall be canceled, with the holder of each such share of Restricted Stock receiving, at the time of the payment of the Merger Consideration to holders of Shares, an amount in cash (the “Restricted Stock Consideration” and, together with the Option Consideration, the “Equity Incentive Consideration”) equal to the Merger Consideration, less any required withholding Taxes. Each share of Restricted Stock whose vesting is not, by its terms, accelerated to the Effective Time as a result of the transactions contemplated hereby shall be canceled, with the holder of each such share of Restricted Stock receiving the Restricted Stock Consideration at the times set forth in the applicable Restricted Stock Agreement governing the grant of any such share.

(b)   The Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the disposition by officers and directors of Common Stock in exchange for the Merger Consideration, and of Equity Incentives in exchange for the applicable Equity Incentive Consideration, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

SECTION 2.3.   Dissenting Shares.

(a)   Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration therefor, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b)   The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights other than solely for an amount equal to or less than the Merger Consideration per share.

SECTION 2.4.   Surrender of Shares.

(a)   Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent to act as paying agent for the stockholders of the Company (and, to the extent any Equity Incentive Consideration is not paid at the Effective Time, shall appoint the same or such other agent reasonably acceptable to the Company to act as paying agent for the holders of Equity Incentives) in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II and the Equity Incentive Consideration to which holders of Equity Incentives shall become entitled upon cancellation thereof pursuant to this Article II. Immediately prior to or simultaneously with the Effective Time, Parent shall cause to be deposited with the Paying Agent sufficient funds to make all payments pursuant to Sections 2.4(b) and 2.4(c). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, by the Surviving Corporation; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock or Equity Incentive Consideration payable hereunder to holders of Equity Incentives and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company and the holders of Equity Incentives in the amount of any such losses and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)   Promptly after the Effective Time, but in any event within five Business Days following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of either (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)   All payments with respect to canceled Equity Incentives, to the extent not made at the Effective Time, shall be made by the Paying Agent as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent. No interest shall be paid or accrued for the benefit of holders of Equity Incentives on the Equity Incentive Consideration payable in respect thereof.

(d)   At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, Book-Entry Shares or Equity Incentives and, after such funds have been delivered to the Surviving Corporation, such holders shall solely be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares or with respect to the Equity Incentive Consideration payable with respect to their canceled Equity Incentives. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration and the payment of the Equity Incentive Consideration. None of the Surviving Corporation, Parent and the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

(e)   After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, all Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for in, and in accordance with the procedures set forth in, this Article II.

(f)    Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares or Equity Incentives pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Equity Incentives, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, and, if required by the Surviving Corporation, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth (a) in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2006 or quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 (other than disclosures in the “Risk Factors” section of any such SEC Report or in the exhibits thereto) and (b) on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that, in the case of clauses (a) and (b), (i) any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection and (ii) no information shall be deemed disclosed for purposes of Sections 3.1, 3.3, 3.4, 3.5, 3.17, 3.18, 3.22 and 3.23 unless specifically set forth or referenced in such section of the Company Disclosure Schedule):

SECTION 3.1.   Organization and Qualification; Subsidiaries.   The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of any such Subsidiary, where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than in such jurisdictions where any such failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, is or would reasonably likely to be (A) materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (B) materially adverse to the ability of the Company to perform its obligations under this Agreement; provided, however, that none of the following, or any changes, effects, events, circumstances, occurrence or state of facts relating to or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or could or would be, a Material Adverse Effect pursuant to clause (A) above: (i) economic, financial market, or geopolitical conditions in general, (ii) general changes or developments in the industries in which the Company and its Subsidiaries (or their respective customers) operate, (iii) the announcement of this Agreement and the transactions contemplated hereby (it being understood that any adverse change in the Company’s supply relationships following the announcement of this Agreement shall not be deemed to be a change, effect, event, circumstance, occurrence or state of facts relating to or resulting from such announcement), (iv) any actions required under this Agreement, (v) changes in any laws or regulations or applicable accounting regulations or principles or interpretations thereof (so long as such changes were either published in the Federal Register prior to the date of this Agreement or were otherwise publicly proposed by the applicable Governmental Entity in one or more releases or notices published prior to the date of this Agreement), (vi) changes in the market price or trading volume of the Common Stock or the failure, in and of itself, by the Company to meet any expected or projected financial or operating performance target, as well as (in and of itself) any change by the Company in any expected or projected financial or operating performance target (it being understood that the facts or occurrences giving rise or contributing to such change or failure may be deemed to constitute and may be taken into account in determining whether there has been or could or would be a Material Adverse Effect), (vii) acts of God, national or international hostilities, war (whether or not declared) or terrorism or (viii) any litigation brought or threatened by the stockholders of the Company (whether on behalf of the Company or otherwise) arising out of or in connection with the existence, announcement or performance of this Agreement or the transactions contemplated hereby, unless, in the case of each of clauses (i), (ii) and (vii) above, such changes, effects, events, circumstances, occurrence or state of facts have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate.

SECTION 3.2.   Certificate of Incorporation and Bylaws.   The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation and the bylaws of the Company and each of its Subsidiaries, each as currently in effect. The certificate of incorporation and the bylaws of the Company and each of its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are in violation of any provisions of their respective certificate of incorporation or bylaws in any material respect.

SECTION 3.3.   Capitalization.   The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock and (ii) 1,000,000 shares of Preferred Stock. As of the date hereof, (i) 13,446,707 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights and (ii) 8,546 shares of Common Stock were issued and held in treasury. Section 3.3(a) of the Company Disclosure Schedule contains a list of all Options and Restricted Stock issued as of the date hereof, the holders thereof, the number of shares of Common Stock, if applicable, issuable thereunder, the expiration date and the exercise price, if applicable, thereof. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. Except as set forth above: (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company as of the date hereof, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, in each case as of the date hereof (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants, “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or the dividends paid on the capital stock of the Company or any of its Subsidiaries or the revenues, earnings or financial performance, stock performance or any other attribute of the Company, in each case, to which the Company or any of its Subsidiaries is a party. Except as set forth in this Agreement, there are not, any stockholder agreements, registration rights agreements, voting agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Section 3.3(b) of the Company Disclosure Schedule sets forth, with respect to any Subsidiary of the Company, any outstanding or authorized (I) shares of capital stock or other voting securities of such Subsidiary, (II) securities of such Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (III) options or other rights to acquire from such Subsidiary, and there is no obligation of such Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary. Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or other ownership interest or securities convertible into or exchangeable for capital stock or other equity interest of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

SECTION 3.4.   Authority.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Requisite Vote (as defined below). Assuming the accuracy of Parent’s representations and warranties in Section 4.9, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. As of the date of this Agreement, the Board has approved and declared advisable this Agreement and the transactions contemplated hereby. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5.   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Agreement and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, the creation of any claim, lien, charge, security interest or encumbrance of any nature whatsoever under, or give rise to any right of termination, cancellation, amendment or acceleration (each, a “Violation”) of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) or Company Plan (as defined in Section 3.10(a)) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange or self-regulatory organization) authority, agency, court commission, arbitrator or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined in Section 3.15)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NASDAQ Global Select Market,

(iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate have a Material Adverse Effect.

SECTION 3.6.   Compliance.

(a)   Neither the Company nor any of its Subsidiaries is or has, since January 1, 2006, been in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect, and (b) the Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. This Section 3.6 does not relate to matters relating to the Sarbanes-Oxley Act (as defined in Section 3.7(c)), which are the subject of Section 3.7(c),  employee benefit matters, which are the subject of Section 3.10, and Taxes, which are the subject of Section 3.14.

SECTION 3.7.   SEC Filings; Financial Statements.

(a)   The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, to the Knowledge of the Company, there are no outstanding or unresolved comments from the SEC and none of the SEC Reports is the subject of any ongoing review by the SEC.

(b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the SEC have been prepared in accordance with Generally Accepted Accounting Principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2007 have been prepared in accordance with Generally Accepted Accounting Principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)   Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)   The Company has designed disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under its supervision, to ensure that all information required to be disclosed by the Company in the reports that it files under the Exchange Act, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents within the time periods specified in the rules and forms of the SEC.

(e)   The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f)    As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certification and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

SECTION 3.8.   Absence of Certain Changes or Events.   Since December 31, 2006, there has not been any change, effect, event, circumstance, occurrence or state of facts, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. From December 31, 2006 to the date of this Agreement, except as contemplated by this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and, during such period, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its Subsidiaries’ capital stock, except for any dividend or distribution by a Subsidiary of the Company to the Company or another Subsidiary of the Company; (ii) any redemption, repurchase or other acquisition by the Company or any of its Subsidiaries of (x) any shares of capital stock of the Company or any of its Subsidiaries or (y) any options, warrants, calls or rights to acquire, or securities that are convertible into or exchangeable for, any shares of capital stock or other voting securities (except upon the exercise of options, warrants, calls or rights disclosed to Parent to the extent net exercises are provided for in the plans or agreements governing such options, warrants, calls or rights); (iii) (x) any granting by the Company or any of its Subsidiaries to any of their directors, officers or employees of any material increase in compensation or fringe benefits, except for increases that are required under any Company Plan or, in the case of any employee who is not an executive officer or director, for increases in the ordinary course of business, (y) any granting to any director, officer or employee of the right to receive any severance or termination pay not provided for under any Company Plan or, otherwise granted in the ordinary course of business, or (z) any entry by the Company or any of its Subsidiaries into any employment, consulting or severance agreement or arrangement with any director, officer or employee of the Company or its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits exceed $200,000, or any adoption of or material amendment of any Company Plan; (iv) any material change by the Company in its accounting methods, principles or practices, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or Generally Accepted Accounting Principles or regulatory requirements with respect thereto; (v) any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries; (vi) any material change in Tax accounting principles or Tax elections by the Company or any of its Subsidiaries, except insofar as may have been required by applicable law; (vii) any assumption, incurrence, endorsement or guarantee of any indebtedness (including any obligations of the type described in Section 3.21(a)(ii)); (viii) any acquisition or agreement to acquire any assets, except for acquisitions of inventory in the ordinary course of business and consistent with past practice; (ix) any sale, lease, license, encumbrance or other disposition of any of its assets, other than sales of inventory in the ordinary course of business consistent with past practice; (x) any settlement or compromise of any material pending or threatened claims, litigations, arbitrations or other proceedings; or (xi) any material capital expenditures.

SECTION 3.9.   Absence of Litigation.   There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, have a Material Adverse Effect. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

SECTION 3.10.   Employee Benefit Plans.

(a)   Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material benefit plan or program that is contributed to, sponsored or maintained by the Company or any of its Subsidiaries as of the date hereof, or under which the Company or any of its Subsidiaries has any liability for the payment of benefits, for the benefit of any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries (collectively, the “Company Employees” and such plans and programs collectively, “Company Plans”).

(b)   With respect to each Company Plan, the Company has made available to the Parent a copy thereof and, to the extent applicable, (i)  the most recent opinion and determination letter, if any, received from the Internal Revenue Service (the “IRS”), (ii) the most recent summary plan description or similar summary of terms, including any employee handbooks and (iii) for the most recent year (A) the Form 5500 and attached schedules, and (B) audited financial statements, if any.

(c)   Except as failure to do so would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, each Company Plan has been administered in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.

(d)   Neither the Company nor, to the Knowledge of the Company, any other corporation or other trade or business that is, or at a relevant time was, treated as part of a single employer with the Company under Sections 414(b) or (c) of the Code has ever contributed or been required to contribute to any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA (“Multiemployer Plan”) subject to Title IV of ERISA, any other employee benefit plan subject to Title IV of ERISA, nor has the Company or any Subsidiary ever maintained or contributed to a trust or other entity described in Section 501(c)(9) of the Code. No Company Plan is subject to the laws of a non-U.S. jurisdiction. Except as required by Section 601 et seq. of ERISA, no Company Plan provides for medical, health or life insurance coverage beyond termination of employment.

(e)   Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits), and no governmental audit or other investigation, are pending or, to the Knowledge of the Company, threatened.

(f)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS or is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion letter, and, except as would not individually or in the aggregate be reasonably expected to result in a Material Adverse Effect, the Company is aware of no circumstances that would reasonably be expected to adversely affect such plan’s qualification.

(g)   The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (i) constitute an event under any Company Plan that will result in any payment, acceleration, vesting, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan.

(h)   No stock option or stock appreciation right has been granted by the Company that at any time on or after January 1, 2005 constituted, or was part of, a “nonqualified deferred compensation plan” subject to Section 409A of the Code.

SECTION 3.11.   Labor and Employment Matters.   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to employees of the Company or any of its Subsidiaries, nor to the Knowledge of the Company as of the date of this Agreement are there any formal activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.

SECTION 3.12.   Insurance.   Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and is customary for companies of similar size and financial condition in the Company’s industries, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) none of the Company or any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or any of its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible.

SECTION 3.13.   Properties.   Neither the Company nor any of its Subsidiaries owns any real property. Section 3.13 of the Company Disclosure Schedule sets forth a complete lists of each parcel of real property leased by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the SEC Reports filed prior to the date hereof and the Closing Date as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries, (B) liens or Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with Generally Accepted Accounting

Principles or for amounts being contested in good faith and for which appropriate reserves have been established, (C) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (D) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the latest audited balance sheet included in the SEC Reports filed prior to the date hereof, (E) zoning, building and other similar codes and regulations (F) liens or other encumbrances that have been placed by any developer, landlord or other third party on any real property in which the Company or any of its Subsidiaries has a leasehold interest and subordination or similar agreements relating thereto and (G) any conditions that may be shown by a current, accurate survey or physical inspection of any real property (the items described in clauses (A) through (G), the “Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

SECTION 3.14.   Tax Matters.

(a)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax Returns required to be filed by the Company and its Subsidiaries prior to the date hereof have been filed (taking into account all valid extensions), (ii) as of the date hereof, all Taxes of the Company and its Subsidiaries required to have been paid have been paid on or before the due date for payment thereof (except to the extent such Taxes are being contested in good faith), (iii) the unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent financial statements included in the SEC Reports filed prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the SEC Reports filed prior to the date hereof (rather than in any notes thereto), (iv) there are no actions, suits, proceedings, investigations, claims or audits in progress or pending with respect to Taxes of the Company or any of its Subsidiaries, (v) there are no liens for Taxes (other than Taxes not yet due and payable, that may thereafter be paid without interest or penalty, or for amounts being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries, (vi) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company, or any Subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, or by contract or otherwise, and (vii) the Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported.

(b)   For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits taxes or customs duties, together with any interest and any penalties, or other additions to tax imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.15.   Proxy Statement.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and all other documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will, at the date first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the time filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub, any of their respective Affiliates or any of their respective Representatives (as hereinafter defined) which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.16.   Board Recommendation; Opinion of Financial Advisor.   The Board of Directors of the Company at a duly held meeting has, by the unanimous vote of the directors present at such meeting, (i) determined that it is in the best interest of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholders Meeting. Sonenshine Partners LLC (the “Financial Advisor”) has delivered to the Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock.

SECTION 3.17.   Brokers.   No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

SECTION 3.18.   Takeover Statutes.   Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary (i) such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement and (ii) to approve the Guarantor, Parent, Merger Sub, the Persons identified by the Guarantor to the Board of Directors of the Company prior to the execution of this Agreement and their respective spouses, associates, affiliates, general partners and limited partners and Subsidiaries, or any combination thereof, becoming “interested stockholders” (within the meaning of Section 203 of the DGCL), in connection with negotiating and entering into agreements or otherwise having arrangements or understandings, in each case among themselves solely in connection with the participation of all or any of them in the transactions contemplated by this Agreement and/or the ownership of Parent.

SECTION 3.19.   Intellectual Property.

(a)   All issued patents, registered trademarks or service marks, registered copyrights, domain names, and all pending applications for any of the foregoing that are material to the businesses of the Company or its Subsidiaries are set forth in Section 3.19(a) of the Company Disclosure Schedule (“Registered Intellectual Property”).

(b)   Except as would not, individually or in the aggregate, have a Material Adverse Effect:  (i) the Company and its Subsidiaries own or have the right to use all patents, inventions, copyrights, works of authorship, content, software, trademarks, service marks, trade names, service names, brands, logos, domain names, trade dress, trade secrets, know-how, technology, databases, proprietary data, customer and supplier lists and information, rights of privacy and publicity, moral rights, all other intellectual property rights of any kind or nature, and all rights to sue for past or future infringement or misappropriation thereof (collectively, “Intellectual Property”) as are used in, or necessary for, their businesses; and the transactions contemplated by this Agreement will not negatively affect any such ownership or use rights or result in payment of any additional consideration being due solely as a result of such transactions; (ii) to the Knowledge of the Company, the operations of the Company and its Subsidiaries do not infringe or misappropriate the Intellectual Property of any third party, and the  Intellectual Property owned by the Company or its Subsidiaries is not being infringed or misappropriated by any third party; (iii) the Company and its Subsidiaries make reasonable efforts to protect and maintain their Registered Intellectual Property as well as unregistered trade secrets and other unregistered Intellectual Property material to the operation of the businesses of the Company or its Subsidiaries; (iv) the Company is not a party to any claim, suit or other action, and to the Knowledge of the Company, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Registered Intellectual Property; (v) neither the Company nor its Subsidiaries has received any notice regarding, or to the Knowledge of the Company is aware of any basis for, any revocation or expiration of the Company’s rights to use the toll-free number 1-800-2668228 or 1-800-Contacts; and (vi) the possession, use and dissemination by the Company and its Subsidiaries of any and all data and information concerning individuals has been in compliance with all applicable privacy policies, laws, terms of use and the Payment Card Industry Data Security Standards (including version 1.1 thereof), and the transactions contemplated by this Agreement will not violate any such privacy policies, laws, terms of use or the Payment Card Industry Standards (including version 1.1 thereof) relating to the possession, use, dissemination, or transfer of such data or information.

(c)   Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries own, lease or license all software, hardware, databases, content, computer equipment and other information technology and related services (collectively, “Information Systems”) that are used in, or necessary for, the operations of the Company and its Subsidiaries’ businesses (including its website currently located at www.1800contacts.com), including the capacity and ability to process current peak volumes and anticipated volumes in a timely manner; and (ii) the transactions contemplated by this Agreement will not negatively affect any ownership or use rights regarding Information Systems, or result in payment of any additional consideration being due solely as a result of such transactions.

SECTION 3.20.   Environmental Matters.

(a)   Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates; (ii)  there have not been and currently are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its Subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to, section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its

Subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the Knowledge of the Company.

(b)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the environment, health, safety and natural resources, including the quality of the ambient air, soil, surface water or groundwater.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any (i) hazardous, acutely hazardous, or toxic substance, or pollutant, contaminant or waste regulated under any Environmental Law, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, or (ii) any petroleum product or by-product, asbestos, polychlorinated biphenyls, radioactive material or toxic mold.

SECTION 3.21.   Material Contracts.

(a)   Except for this Agreement and as set forth in Section 3.21 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than Contracts filed as exhibits to, or incorporated by reference in, SEC Reports); (ii) relating to (A) any obligation for borrowed money, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with Generally Accepted Accounting Principles, (D) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (E) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (F) any guaranty of any of the foregoing; (iii) containing covenants binding upon the Company or any of its Subsidiaries that (A) restrict in any material respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict in any material respect the ability of the Surviving Corporation) to compete in any business or with any Person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less, (B) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries or any Affiliate of, or successor to, the Company to solicit any customers of the other parties thereto, or (C) require the Company or any of its Subsidiaries or any Affiliate of, or successor to, the Company to market or co-market any products or services of a third party; (iv) with respect to a material joint venture,  material partnership agreement or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary with any third Person; (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement; (v) that by its terms calls for, or could reasonably be expected to call for, aggregate payments by the Company and its Subsidiaries or aggregate payments to the Company and its Subsidiaries under such Contract of more than $500,000 over the remaining term of such

Contract; (vi) with any supplier set forth in Section 3.23 of the Company Disclosure Schedule, (vii) that involve any labor union other employee organization; (viii) that obligate the Company or any of its Subsidiaries to indemnify any Person, other than obligations in the ordinary course of business, or (ix) that provide for the acquisition by the Company or any of its Subsidiaries (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or material division or unit thereof or any material amount of assets. Each such Contract described in clauses (i) through (x) is referred to herein as a “Material Contract.”

(b)   Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.22.   Affiliate Transactions.   There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any director, officer, Beneficial Owner of 5% or more of the Shares or any other Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed in any SEC Report filed prior to the date of this Agreement.

SECTION 3.23.   Supplier Relationships.   Section 3.23 of the Company Disclosure Schedule sets forth the name of each of the Company’s and its Subsidiaries four largest suppliers (by dollar volume of purchases) for the fiscal year ended December 30, 2006. No such supplier has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, and no such supplier has given notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel or amend any Contract, or to significantly decrease the extent of its business dealings, with the Company or any of its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.24.   No Undisclosed Liabilities.   There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than (i) liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2006 or quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement, and (iii) liabilities that were incurred in the ordinary course of business since December 30, 2006.

SECTION 3.25.   No Other Representations or Warranties.

(a)   Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)   Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Other than in the case of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

SECTION 4.1.   Organization; Certificate of Incorporation and Bylaws.

(a)   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

(b)   Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of each of Parent and Merger Sub as currently in effect. Such organizational documents of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its organizational documents in any material respect.

SECTION 4.2.   Authority.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby (including the Merger and the Financing) have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, immediately upon the execution hereof, will be duly and validly authorized by written consent of Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

SECTION 4.3.   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby (including the Merger and the Financing) by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.4.   Absence of Litigation.   There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.5.   Proxy Statement.   None of the information supplied or to be supplied by, or on behalf of, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.6.   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.7.   Financing.   Parent has delivered to the Company true and complete copies of (i) an executed commitment letter, dated as of June 3, 2007, among Parent, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (the “Debt Financing Commitments”), pursuant to which JPMorgan Chase Bank, N.A. has agreed to lend the amounts set forth therein (the “Debt Financing”), and (ii) an executed equity commitment letter, dated as of June 3, 2007 between Parent and Fenway Partners Capital Fund III, L.P. (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Fenway Partners Capital Fund III, L.P. has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, Parent has disclosed and made available to the Company all other agreements, arrangements or understandings (whether written or oral) related to the Financing. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments when delivered in accordance with the terms of the Financing Commitments will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration, Equity Incentive Consideration and to pay all related fees and expenses. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Sections 7.1 and 7.2, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.

SECTION 4.8.   Capitalization of Merger Sub; Operations of Parent and Merger Sub.   The authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith or as contemplated herein.

SECTION 4.9.   Ownership of Shares.   Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and neither Parent nor any of Parent’s Affiliates directly or indirectly has ever “owned,” beneficially or otherwise, any Shares (other than those Shares acquired from current stockholders of the Company who will exchange such Shares for equity of Parent or one of Parent’s Affiliates), as those terms are defined in Section 203 of the DGCL.

SECTION 4.10.   Vote/Approval Required.   No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.11.   WARN Act.   Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the Worker Adjustment Retraining Notification Act or similar local laws.

SECTION 4.12.   Solvency.   As of the Effective Time, assuming (A) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (or waiver of such conditions) and (B) that the representations and warranties of the Company contained in this Agreement (and the bring down thereof in any certificate delivered by the Company pursuant to Section 7.2(c)) are true and correct in all respects (without giving effect to any knowledge, materiality, Material Adverse Effect or similar qualifier), immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made by Parent or Merger Sub and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

SECTION 4.13.   Absence of Arrangements with Management.   Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

SECTION 4.14.   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1.   Conduct of Business of the Company Pending the Merger.   The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, (x) the business of the Company and its Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve its present relationships with material customers and suppliers and other Persons with which it has significant business relations and (y) it will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions described on Section 5.1 of the Company Disclosure Schedule under the heading “Dispositions” as promptly as possible following the date hereof . Notwithstanding anything herein to the contrary, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent, except with respect to Sections 5.1(a), 5.1(b). 5.1(c) and 5.1(d), shall not be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b)   issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, restricted or deferred stock units or similar instruments), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, of the Company or any of its Subsidiaries (except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof, in each case, in accordance with the terms of any applicable Company Plan and except for the issuance of Options or Restricted Stock in an amount not to exceed that number of Options or Shares of Restricted Stock as are forfeited by the previous holders thereof prior to the Closing);

(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or another Subsidiary of the Company);

(d)   reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options in accordance with the terms of such Options as in effect on the date of this Agreement or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock pursuant to the terms of a Company Plan as in effect on the date of this Agreement), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s Subsidiaries;

(e)    (i)  acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than purchases of inventory in the ordinary course of business and purchases of other assets in the ordinary course of business so long as the aggregate value of such other assets so purchased does not exceed $2,000,000; (ii)  sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise), or subject to any lien or other encumbrance (other than Permitted Liens), any corporation, partnership or other business organization or division thereof or any assets, in each case, other than sales or dispositions of, and liens or encumbrances on, inventory in the ordinary course of business and dispositions of, and liens or encumbrances on, other assets in the ordinary course of business so long as the aggregate value of such other assets so disposed or encumbered does not exceed $500,000; (iii) enter into, renew, amend or terminate any Contract that is or would be a Material Contract or enter into, renew, amend or terminate any other Contract which if so entered into, renewed, amended or terminated could reasonably be expected to have a Material Adverse Effect; or (iv) authorize any capital expenditures which are, in the aggregate, in excess of the Company’s budget provided to Parent prior to the date hereof, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(f)    incur or modify in any material respect the terms of any indebtedness (including any obligations of the type described in Section 3.21(a)(ii)), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), in each case, other than any letter of credit entered into in the ordinary course of business;

(g)    except as contemplated by Section 6.6 or except to the extent required under any Company Plan existing on the date hereof or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the case of employees who are not officers or directors, for increases in the ordinary course of business), (ii) grant any severance or termination pay, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees (other than with respect to newly hired employees who do not report directly to the Chief Executive Officer or President of the Company) pursuant to which the total annual salary plus bonus or the aggregate severance benefits exceed $200,000, or (iv) establish or amend or terminate any Company Plan, Option or grant of Restricted Stock;

(h)   make any change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or Generally Accepted Accounting Principles or regulatory requirements with respect thereto;

(i)    other than as required by applicable law, (w) file any material amended Tax Return, (x) change any material Tax election or any method of accounting, (y) enter into any closing agreement relating to any material Tax or (z) surrender any right to claim a Tax refund;

(j)     settle or compromise any pending or threatened litigation, claim, arbitration or other proceeding (x) involving potential payments by or to the Company or any of its Subsidiaries of more than $500,000 in the aggregate, (y) that consent to non-monetary relief, or (z) that otherwise are or could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(k)   make any material change to its current practices, policies or procedures with respect to the timing of collection of accounts receivable from, billing of or terms with, or pricing and payment terms offered to, customers or suppliers, other than in the ordinary course of business;

(l)    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, (ii) cancel any indebtedness owing to the Company or any of its Subsidiaries, (iii) waive or assign any claims or rights of substantial value or (iv) waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(m)  enter into any new line of business;

(n)   enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a Violation of such Contract;

(o)   (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution or (ii) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(p)   take any action (i) to cause the representations and warranties of the Company set forth in Article IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(q)   agree to take any of the actions described in Sections 5.1(a) through 5.1(p).

SECTION 5.2.   Conduct of Business of Parent and Merger Sub Pending the Merger.   Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 5.3.   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to Control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to Control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete Control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI.
ADDITIONAL AGREEMENTS

SECTION 6.1.   Stockholders Meeting.   As soon as reasonably practicable following the date hereof (and, in no event later than 45 days after the mailing of the Proxy Statement to the stockholders of the Company), the Company, acting through the Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) subject to the right of the Board to make an Adverse Recommendation Change, include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of the adoption of this Agreement and, subject to the approval of the Financial Advisor, as applicable, the written opinion of the Financial Advisor, dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and (iii) use its reasonable best efforts to obtain the Company Requisite Vote.

SECTION 6.2.   Proxy Statement.   As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement. Parent and Merger Sub will cooperate with the Company in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after such filing, including by responding as soon as reasonably practicable to any SEC comments with respect to the Proxy Statement. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all correspondence between the

Company and its representatives, on the one hand, and the SEC, on the other hand. The Company shall provide Parent with the reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall (i) include in any such documents or responses all comments reasonably proposed by Parent and (ii) not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over Parent’s reasonable objection) prior to filing such with or sending such to the SEC, and the Company will provide Parent with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

SECTION 6.3.   Resignation of Directors.   At the Closing, the Company shall use its commercially reasonable efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and all directors of each Subsidiary of the Company, in each case, effective at the Effective Time.

SECTION 6.4.   Access to Information; Confidentiality.

(a)   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent (the “Representatives”) reasonable access, consistent with applicable law, during normal business hours to its officers, employees, properties, offices, plants and other facilities (which shall not include any environmental testing or sampling) and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. It is agreed that the parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the previous sentence apply.

(b)   Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, in each case, in accordance with the Non-Disclosure Agreement.

SECTION 6.5.   Acquisition Proposals.

(a)   Subject to Section 6.5(b), the Company shall, and the Company shall cause its Subsidiaries and the officers, directors, employees, representatives and agents of the Company and its Subsidiaries (collectively with the Subsidiaries of the Company, the “Company Representatives”) to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, not (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal (other than with Parent and its Representatives), (iii) accept an Acquisition Proposal or enter into any agreement, understanding, arrangement or agreement in principle providing for or relating to an Acquisition Proposal or enter into any agreement, understanding, arrangement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or (iv) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to any Acquisition Proposal. The Company shall promptly inform the Company Representatives of the obligations of the Company under this Section 6.5(a)

(b)   Notwithstanding anything to the contrary contained in Section 6.5(a),  prior to obtaining the Company Requisite Vote, if, in response to a written bona fide Acquisition Proposal from any Person not solicited in violation of this Section 6.5, the Board or any committee thereof determines in good faith (i) after consultation with its financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal could be inconsistent with its fiduciary duties under applicable law, the Company may, in response to such Acquisition Proposal, (x) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person who has made such Acquisition Proposal, pursuant to an Acceptable Confidentiality Agreement, and (y) participate in discussions and negotiations regarding such Acquisition Proposal; provided, that the Company will promptly (and in any event, within 24 hours of providing such information to such Person) provide to Parent any non-public  information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries, a business that constitutes 20% or more of the consolidated revenues or income of the Company and its Subsidiaries or 20% or more of the Shares then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the Shares then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries), other than the transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Board or any committee thereof determines in its good faith judgment (after consultation with its financial advisor and outside counsel, and after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal as it deems relevant)) (i) would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated hereby and (ii) is capable of being, and is reasonably likely to be, completed. For purposes of this Agreement, an “Acceptable Confidentiality Agreement” means an agreement that contains provisions to keep nonpublic information confidential which are no less favorable to the Company than those contained in the Non-Disclosure Agreement (it being understood that such agreement need not contain comparable standstill provisions).

(c)   Except as set forth in this Section 6.5, neither the Board nor any committee thereof shall directly or indirectly (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Board or any committee thereof of the Merger or this Agreement or the other transactions contemplated hereby; provided, however, that the Board or any committee thereof may modify or withdraw such recommendation if the Board or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law (regardless of whether an Acquisition Proposal has been made at any time); (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), an “Adverse Recommendation Change”); (iii) allow the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than an Acceptable Confidentiality Agreement) (A) constituting or related to, or that is intended to or could reasonably be expected to result in, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal; provided, however, that the Company shall not be prohibited from terminating this Agreement in accordance with its terms.

(d)   Notwithstanding anything to the contrary in this Section 6.5, if, prior to obtaining the Company Requisite Vote, the Company has received a Superior Proposal that has not been withdrawn or abandoned, the Board or any committee thereof may (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Permitted Alternative Agreement”); provided, that the Board or any such committee has concluded, in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Board or such committee to make an Adverse Recommendation Change and/or terminate this Agreement, as the case may be, would be inconsistent with its fiduciary duties under applicable law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee and Expenses (as defined in Section 8.2(b)) payable pursuant to Section 8.2(b). No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(e)   From and after the date hereof, the Company shall (i) keep Parent generally informed on a current basis (and in any event, within 24 hours of any such material development) of the existence or status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations (excluding the identity of each Person making any such inquiry, solicitation or proposal, but including the material terms and price in respect of any Acquisition Proposal), (ii) provide to Parent as soon as practicable  (and in any event, within 24 hours) after receipt or delivery thereof with copies of all written Acquisition Proposals sent by or provided to the Company or any Company Representatives from any Person or, at the Company’s election, a written summary of the material terms of such Acquisition Proposal, and (iii) provide notice to Parent of any intent to take any of the actions described in Section 8.1(e)(ii) or to terminate this Agreement pursuant to Section 6.5(d). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(f)    Nothing contained in this Section 6.5 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, such disclosure is required to fulfill the Board’s fiduciary duties or is otherwise required under applicable law.

SECTION 6.6.   Employment and Employee Benefits Matters.

(a)   Without limiting any additional rights that any Company Employee may have under any Company Plan, unless consented to by the Company’s chief executive officer or as are required to provide for the exemption from or otherwise to comply with the requirements of Section 409A of the Code, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to provide severance and other separation-related payments and benefits not less favorable, in any case, than those provided for under the severance- or separation-related provisions of the Company Plans as in effect immediately prior to the Effective Time for any Company Employee employed by the Company or any of its Subsidiaries on the date hereof whose employment terminates during that 12-month period in circumstances entitling such Company Employee to payments or benefits under such severance- or separation-related provisions as in effect immediately prior to the Effective Time.

(b)   Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the Company Employees who remain employed compensation and benefit levels that are, in the aggregate, no less favorable to the compensation and benefits that were provided in the aggregate to the Company Employees prior to the Effective Time, disregarding stock-based compensation and benefits.

(c)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Company Employee credit for purposes of eligibility, vesting and accruals of vacation and sick leave benefits under plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent or the Surviving Corporation (each, a “New Plan”) for the Company Employee’s service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized by the Company and the applicable Company Plan or Plans immediately prior to the Effective Time. With respect to each New Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause to be waived any pre-existing condition or eligibility exclusions or limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time or immediately prior to the date the New Plan is later made available to Company Employees.

(d)   From and after the Effective Time, Parent will honor, and will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with its terms, (x) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company and (y) all obligations pursuant to all outstanding bonus plans or programs and all accrued benefits under any employee benefit plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time.

(e)   Nothing in this Section 6.6 or otherwise in this Agreement shall be construed as limiting the right of Parent or the Surviving Corporation, or it Subsidiaries, upon and following the Effective Time  to amend or terminate any Company Plan in accordance with its term, nor shall any provision hereof be construed as an amendment of the terms of any Company Plan or as conferring on any individual rights with respect to any Company Plan.

SECTION 6.7.   Directors’ and Officers’ Indemnification and Insurance.

(a)   Without limiting any additional rights that any Company Employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to continue to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries prior to the Effective Time or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of all expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced has provided an undertaking to repay such advances if it is ultimately adjudicated that such Person is not entitled to indemnification; and provided, further, that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.7(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any such claim, action, suit, proceeding or investigation, (y) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such proceeding or threatened action, suit, proceeding, investigation or claim, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) Parent and the Surviving Corporation shall and shall cause their respective Subsidiaries to cooperate in the defense of any such matter. Parent and the Surviving Corporation shall be entitled to, but not obligated to, participate at their own expense in the defense and settlement of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement agreed to or effected without the Surviving Corporation’s written consent.

(b)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)   Parent shall, or shall cause the Surviving Corporation to, either (i) cause to be obtained at the Effective Time “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable to the Indemnified Parties as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time or (ii) maintain at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided, that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof than those of such policy in effect on the date of this Agreement) with respect to matters existing or occurring at or prior to the Effective Time (including this

Agreement and the transactions and actions contemplated hereby); provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date hereof, which the Company represents and warrants to be $348,069 (the “Current Premium”), and that if the existing directors’ and officers’ liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use reasonable efforts to obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 300% of the Current Premium. Parent shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

(d)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)   This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7.

SECTION 6.8.   Further Action; Efforts.

(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as possible following the date hereof. Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. The Company will use its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company and its Subsidiaries to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby.

(b)   In furtherance and not in limitation of the provisions of subsection (a) above, Parent, Merger Sub and the Company shall as promptly as reasonably practicable, and in any event within ten Business Days of the date hereof, duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested under the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.8. Each of Parent and the Company shall (i) promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement, (ii) respond as promptly as reasonably practicable under the circumstances, after consultation with the other party, to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (iii) not participate, or permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (iv) not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (v) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)   In furtherance and not in limitation of the covenants of the parties contained in subsections (a) and (b) of this Section 6.8, Parent and the Company shall use their respective reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any injunction, judgment, order or decree that would restrain, prevent or delay the Closing, including, with respect to Parent, Parent’s taking all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company or Parent (or any of their respective Subsidiaries) and (z) otherwise taking or committing to take actions that limit the Company or Parent or their respective Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Closing.

(d)   In furtherance and not in limitation of the covenants of the parties continued in subsections (a), (b) and (c) of this Section 6.8, the Company and the Board shall (i) use their reasonable best efforts to take all action necessary or otherwise reasonably requested by Parent or Merger Sub to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar law and (ii) if any takeover, business combination, control share acquisition or similar law becomes applicable to this Agreement or the Merger, use their reasonable best efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

SECTION 6.9.   Public Announcements.   The Company and Parent will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its commercially reasonable efforts to consult with the other party before it issues any such press release or makes any such public statement; provided, however, that the foregoing shall not apply with respect to any matter addressed in Section 6.5.

SECTION 6.10.   Financing.

(a)   Parent and Merger Sub shall use, and shall cause their Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including to (i) maintain in effect the Financing Commitments, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments, (iii) satisfy on a timely basis all conditions to obtaining the Debt Financing set forth therein to be fulfilled by Parent and Merger Sub that are within their control (including by consummating the Equity Financing contemplated by the Equity Financing Commitments) and (iv) consummate the Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Financing Commitments, Parent and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to obtain alternative financing (such alternative financing, “Alternative Financing”) in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable following the occurrence of such event; provided, that Parent and Merger Sub shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate no less favorable to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Debt Financing Commitments. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments of which Parent or Merger Sub becomes aware or any termination of commitments under the Debt Financing Commitments. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Debt Financing. Neither Parent nor Merger Sub shall, without the Company’s prior written consent, agree to or permit any amendment, modification, supplement, replacement or waiver (other than a waiver of a condition to the Financing) of any of the Financing Commitments or the definitive agreements relating to the Financing in a manner that would materially and adversely affect the likelihood that the Financing contemplated thereby will be obtained. Notwithstanding the foregoing, Parent and Merger Sub may amend, restate, modify, supplement or replace the Financing Commitments to (i) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, (ii) increase the amount of indebtedness or (iii) replace one or more facilities contemplated by the Debt Financing Commitments with one or more new facilities, which are in the aggregate no less beneficial to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Debt Financing Commitments (as determined in the reasonable judgment of Parent) (the “New Debt Commitments”); provided, that the New Debt Commitments shall not (i) adversely amend the conditions to the Debt Financing set forth in the Debt Financing Commitments, in any material respect, (ii) reasonably be expected to delay or prevent the Closing, or (iii) reduce the aggregate amount of available debt financing (unless, in the case of this clause (iii), such amount is replaced with any amount of new equity financing or one or more debt facilities pursuant to the New Debt Commitments). Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Financing Commitments that is not so superseded at the time in question and the New Debt Commitments.

(b)   Prior to the Closing, the Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their representatives to provide, such cooperation in connection with the arrangement of the Debt Financing or Alternative Financing as may be reasonably requested by Parent, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, including (i) participation in meetings, drafting sessions, due diligence, lender presentations and other presentations, including presentations with rating agencies, (ii) using reasonable best efforts to furnish Parent, Merger Sub and their financing sources with all financial statements, financial and other pertinent information regarding the Company, its Subsidiaries and its and their respective businesses and properties as may be reasonably requested by Parent in connection with the Debt Financing or Alternative Financing, (iii) assisting Parent, Merger Sub and their financing sources in (A) the preparation of offering documents, private placement memoranda, bank information memoranda and similar documents in connection with any portion of the Debt Financing or

Alternative Financing, (B) the preparation of materials for lender and rating agency presentations, and (C) the compliance with requirements of rating agencies, (iv) cooperating with the marketing efforts of Parent, Merger Sub and their financing sources for any portion of the Debt Financing or Alternative Financing, (v) facilitating the pledging of collateral, including obtaining appraisals, financial analyses, surveys, environmental assessments, third party consents and estoppels, mortgage financeability and title insurance, in each case at Parent’s and Merger Sub’s expense, (vi) taking such actions to satisfy any requirements necessary to consummate the Debt Financing or Alternative Financing (but solely to the extent within the control of the Company and its Subsidiaries) and otherwise, assisting and cooperating with the satisfaction of the conditions to the Debt Financing, including as set forth in the Debt Financing Commitments, or Alternative Financing, (vii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing or Alternative Financing immediately prior to (but conditioned upon the occurrence of) the Effective Time, and (viii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing or Alternative Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing or Alternative Financing, by the Surviving Corporation immediately following the Effective Time; provided, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment or similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time; and provided, further, that Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith. The Company hereby consents to use of its and its Subsidiaries logos in connection with the Financing and the Alternative Financing; provided that such logos are used solely in a manner that does not or is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(c)   All non-public or otherwise confidential information regarding the Company obtained by Parent pursuant to Section 6.10(b) shall be kept confidential in accordance with the Non-Disclosure Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information to the providers of, and as necessary and consistent with customary practices in connection with, the Debt Financing or Alternative Financing.

SECTION 6.11.   Notification of Certain Matters.   Each party shall give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any representation or warranty of such party contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate in any material respect, (d) the failure of it to comply with or satisfy in any material respect any obligation to be complied with or satisfied by it under this Agreement or (e) the commencement or threat of any material litigation or any other action, suit, arbitration, mediation, appraisal, investigation, inquiry or proceeding, in any forum, which relates to the consummation of the transactions contemplated hereby or the issuance of any order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) affecting the Company, any of its Subsidiaries, or any of their respective properties or assets, in either case which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to

Article IV. The delivery of any notice pursuant to this Section 6.11 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

SECTION 6.12.   Stockholder Litigation.   The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation brought or threatened against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII.
CONDITIONS OF MERGER

SECTION 7.1.   Conditions to Obligation of Each Party to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Stockholder Approval.   This Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote.

(b)   No Injunctions or Restraints.   No law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8.

(c)   HSR Act.   The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

SECTION 7.2.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   Each of the representations and warranties of the Company (i) set forth in Sections 3.1 (first sentence only), 3.3, 3.4, 3.5(a) (with respect to clause (i) only), 3.8 (with respect to the first sentence only), 3.17 and 3.18 of this Agreement (the “Specified Sections”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects only as of such specified date) and (ii) set forth in this Agreement (other than the Specified Sections) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar qualifications contained therein or with respect thereto, except, in the case of clause (ii) only, where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)   Closing Certificate.   Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)   Required Consent.   The Company shall have delivered to Parent the consent, approval and waiver required under the Contract set forth on Section 7.2(e) of the Company Disclosure Schedule in connection with the Merger and the other transactions contemplated by this Agreement.

SECTION 7.3.   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material,” “materially,” “in all material respects” or similar qualifications contained therein or with respect thereto, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)   Closing Certificate.   The Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1   Termination.   This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)   by mutual written consent of Parent and the Company;

(b)   by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if the issuance of such order, decree or ruling, or taking of such action, was primarily due to the fact that such party (or, in the case of Parent, Merger Sub) has failed to take actions with respect thereto as are required to comply with Section 6.8;

(c)   by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement.

(d)   by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (I) 20 Business Days following notice of such breach to Parent and (II) the Termination Date, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; (ii) in accordance with, and subject to the terms and conditions of, Section 6.5(d); or (iii) if (I) all the conditions set forth in Sections 7.1 and 7.2 (other than Section 7.2(c)) have been satisfied and (II) the Merger shall not have been consummated on or prior to the third Business Day thereafter (provided that if such third Business Day occurs at any time from and including August 24, 2007 to and including September 5, 2007, such third Business Day shall be deemed to be September 6, 2007);

(e)   by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 20 Business Days following notice of such breach to the Company and (B) the Termination Date, provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or (ii) if (A) the Board shall have made an Adverse Recommendation Change (it being understood and agreed that any “stop, look and listen” communication by the Board to the stockholders of the Company pursuant to Rule 14d-9 of the Exchange Act in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute an Adverse Recommendation Change), (B) the Board shall have failed to call the Stockholders Meeting in breach of its obligations under the Agreement to do so, (C) a tender or exchange offer that would constitute an Acquisition Proposal is commenced on or after the date of this Agreement and the Board or any committee thereof fails to recommend against the acceptance of such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten Business Days from the commencement thereof or the Board fails, within five Business Days of Parent’s written request to so, to reaffirm its recommendation of the Merger and this Agreement, or (D) the Board or any committee thereof resolves to take any of the foregoing actions; or

(f)    by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

SECTION 8.2.   Effect of Termination.

(a)   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.4(b), 6.9, 6.10(b) (with respect to the second sentence and the second proviso of the first sentence only), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any intentional and material breach hereof.

(b)   In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.1(d)(ii), (ii) by Parent pursuant to Section 8.1(e) or (iii) by Parent or the Company pursuant to Sections 8.1(c) or (f), if, but only if (in the case of termination under Section 8.1(c), 8.1(e)(i) or 8.1(f) only) (A) a proposed Acquisition Proposal shall have been communicated to the Board or any committee thereof or publicly announced prior to the (x) Termination Date, in the case of a termination under Section 8.1(c) or 8.1(e)(i), or (y) Stockholders Meeting, in the case of a termination under Section 8.1(f), and (B) within twelve months after such termination pursuant to Section 8.1(c) or 8.1(f) or within six months after such termination pursuant to Section 8.1(e)(i), the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction that would have constituted an Acquisition Proposal (the “Subsequent Transaction”), then the Company shall pay (A) $10,330,550 (the “Termination Fee”) to Parent (or its designee) and (B) reimburse Parent (or its designee) for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts (including fees and other payments based on a percentage of the Termination Fee or the proposed aggregate Merger Consideration) payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Parent and its Affiliates) (the “Expenses”) up to $1,500,000 in the aggregate. The Company shall pay the Termination Fee and the Expenses (x) at or prior to the time of termination in the case of a termination pursuant to Sections 8.1(d)(ii) or 8.1(e)(ii), or (y) on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction in the case of a termination pursuant to Sections 8.1(c), 8.1(e)(i) or 8.1(f), in each case, payable by wire transfer of same day funds. In the event of any termination of this Agreement by Parent under Section 8.1(e)(i), then the Company shall reimburse Parent (or its designee) for the Expenses by wire transfer of same day funds within five Business Days after the date on which Parent provides the Company with an invoice identifying such Expenses in reasonable detail; provided that (i) the existence of circumstances that could require the Termination Fee and Expenses to become subsequently payable by the Company shall not relieve the Company of its obligations to pay the Expenses pursuant to this sentence; and (ii) the payment by the Company of the Expenses pursuant to this sentence shall not relieve the Company of any subsequent obligation to pay the Termination Fee or any subsequent Expenses pursuant to first two sentences of this Section 8.2(b), but the amount of any subsequent Expenses to be paid shall be reduced dollar-for-dollar by any payment by the Company of the Expenses pursuant to this sentence up to $1,500,000, and the amount of any Termination Fee to be paid shall be reduced dollar-for-dollar by any payment by the Company of the Expenses pursuant to this sentence in excess of $1,500,000.

(c)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), then Parent shall pay the Termination Fee to the Company or as directed by the Company on the date of termination of this Agreement, payable by wire transfer of same day funds; provided, however, that such Termination Fee shall be increased to $13,774,000 in the event that Parent or Merger Sub has willfully breached any of its representations, warranties, covenants or other agreements set forth herein (provided that if the Merger is not consummated as a result of the failure of Parent to obtain the Debt Financing or Alternative Financing, neither Parent or Merger Sub shall be deemed to have willfully breached any of its representations, warranties, covenants or other agreements set forth herein unless Parent or Merger Sub has willfully breached its covenants set forth in Section 6.10(a)).

(d)   Each of the Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. In the event that the Company shall fail to pay the Termination Fee and/or the Expenses required pursuant to Section 8.2(b) when due or Parent shall fail to pay the Termination Fee required pursuant to Section 8.2(c) when due, the Termination Fee and/or Expenses then due shall accrue interest for the period commencing on the date such amount or amounts were due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank’s prime lending rate. In the event that the Company shall fail to pay the Termination Fee or Expenses when due or Parent shall fail to pay the Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred by such other party (including reasonable fees and expenses of counsel) in connection with the collection of such fee and the enforcement of this Section 8.2.

SECTION 8.3.   Expenses.   Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company. Parent shall be responsible for all costs incurred in connection with the Financing and the Company shall be entitled to reimbursement and indemnification in connection therewith as set forth in Section 6.10(b).

SECTION 8.4.   Amendment.   This Agreement may be amended by mutual consent of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5.   Waiver.   At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso to the first sentence of Section 8.4 and to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX.
GENERAL PROVISIONS

SECTION 9.1   Non-Survival of Representations, Warranties, Covenants and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

SECTION 9.2.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Parent or Merger Sub:

Alta Parent Corp.
c/o Fenway Partners Capital Fund III, L.P.
152 West 57th Street, 59th Floor
New York, New York 10019
Attention:  Timothy Mayhew and Aron Schwartz
Facsimile:  212-581-1205

with an additional copy (which shall not constitute notice) to:

Ropes & Gray, LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:  Joshua A. Leuchtenburg and Anthony J. Norris
Facsimile:  212-841-5725

(b)   if to the Company:

1-800 Contacts, Inc.
66 E. Wadsworth Park Drive
Draper, Utah  84062
Attn:  R. Joe Zeidner, General Counsel and Chief Legal Officer
Facsimile:  801-365-4045

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois  60601
Attention:  R. Scott Falk, P.C.
Facsimile:  312-861-2200

SECTION 9.3.   Certain Definitions.   For purposes of this Agreement, the term:

(a)   “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, the first mentioned Person;

(b)   “Beneficial Owner” with respect to any Shares means a Person who shall be deemed to be the beneficial owner of such Shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “Beneficially Owned” shall have a corresponding meaning);

(c)   “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than Saturday or Sunday on which banks are not required or authorized by law to close in New York, New York;

(d)   “Control” (including the terms “Controlled”, “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)   “Generally Accepted Accounting Principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f)    “Knowledge” (i) with respect to the Company means the actual knowledge of any of the Persons set forth in Section 9.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(g)   “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(h)   “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

SECTION 9.4.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.5.   Entire Agreement; Assignment.   This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Guaranty and the Non-Disclosure Agreement, dated as of January 26, 2007, previously executed by the Company and Parent (or Parent’s Affiliate) (the “Non-Disclosure Agreement”), constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.

SECTION 9.6.   Parties in Interest.   This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

SECTION 9.7.   Governing Law.   This Agreement, the rights of the parties and all actions arising in whole or in part hereunder or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).

SECTION 9.8.   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9.   Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10.   Specific Performance; Jurisdiction; Waiver of Jury Trial.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

SECTION 9.11.   Sponsor Guaranty.   Parent has delivered to the Company a guaranty (the “Guaranty”) of Fenway Partners Capital Fund III, L.P. (the “Guarantor”) with respect to the full and complete performance by Parent and Merger Sub, as applicable, of its respective obligations under Section 8.2(c) of this Agreement. Parent represents and warrants that the Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor. Except for the termination rights provided in Section 8.1, the Company acknowledges and agrees that its sole and exclusive remedy for any claim asserted by the Company against the Guarantor or any of its Affiliates (other than Parent or Merger Sub), including any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby, or the breach or claimed breach thereof, shall be limited to the remedy as agreed to in the Guaranty, and such remedy shall only be available if this Agreement shall have been terminated by the Company pursuant to Section 8.1(d)(iii). Upon payment of the Termination Fee in accordance with Section 8.2(c), none of Parent, Merger Sub, the Guarantor or any of their Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, including with respect to any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby, or the breach or claimed breach thereof.

SECTION 9.12.   Interpretation.   When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALTA PARENT CORP.
By:	/s/ Aron Schwartz
	Name:	Aron Schwartz
	Title:	Vice President
ALTA ACQUISITION CORP.
By:	/s/ Aron Schwartz
	Name:	Aron Schwartz
	Title:	Vice President
1-800 CONTACTS, INC.
By:	/s/ Jonathan C. Coon
	Name:	Jonathan C. Coon
	Title:	Chairman and Chief Executive Officer